EXH-5.1
IFG F-1, STEPP LAW GROUP OPINION LETTER

                    Opinion of Counsel and Consent of Counsel

                   STEPP LAW GROUP, a professional corporation
                           1301 Dove Street, Suite 460
                      Newport Beach, California 92660-2422
                                  949.660.9700

May 23, 2001
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International Financial Group Inc.
P.O. Box 10098 APO
Grand Pavilion Commercial Centre
West Bay Road, Grand Cayman, Cayman Islands

To:  The Board of Directors

Re:  Registration Statement on Form F-1

Gentlemen:

As counsel to International Financial Group Inc. (formerly named ifg.com Inc., Internet Financial Group, Inc. and The Caledonian 500 Index Fund), a Cayman Islands exempt corporation (the "Company"), we have reviewed the Company's Amendment No. 1 to Registration Statement on Form F-1 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended ("Securities Act"), relating to the registration of (i)twenty million (20,000,000) shares of the Company's $.001 par value ordinary stock owned by a selling security holder, IFG World Holdings Inc.("Shares");(ii) four million (4,000,000) warrants, each of which allows the holder to purchase one ordinary share at an exercise price of $5.00 USD to be exercised no later than December 31, 2002 ("Warrants"); (iii) the four million (4,000,000)constituent shares of the Company's ordinary stock issuable upon the exercise ofthe Warrants; (iv) five million (5,000,000) units of ownership interest (each such unit consists of one share of the Company's $.001 par value ordinary stockand one warrant to purchase one ordinary share at an exercise price of $5.00 USD to be exercised no later than December 31, 2002) ("Units"), which Units the Company contemplates offering for sale to the public; (v) the five million (5,000,000) constituent warrants of the Units ("Constituent Warrants"); and (vi)the five million 5,000,000) constituent shares of the Company's ordinary stock issuable upon the exercise of the Constituent Warrants. The Company's majority shareholder is IFG World Holdings Inc., which is solely owned by IFG World Holdings Trust. Mr. Kevin Mellor, the president and adirector of the Company, and also its Chairman of the Board of Directors, is the sole beneficiary of IFG World Holdings Trust. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers and directors of the Company, as we have deemed necessary or appropriate for purposes of this opinion. The provisions of this letter shall be governed by and shall be interpreted in

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accordance with the Legal Opinion Accord of the American Bar Association Section
of Business Law (1991).

The law contemplated by the provisions of this letter is limited to the federal securities laws of the United States of America. Based upon such examinations, and upon factual representations and warranties from the Company regarding those factual representations on which we have relied in forming this opinion, we are of the opinion that (i) the Shares have been and are duly authorized, validly issued and non-assessable shares of the $.001 par value ordinary stock of the Company;(ii) that the Warrants have been duly authorized by the Company's Board of Directors and are binding obligations on the Company; and (iii) that the Units have been duly authorized by the Company's Board of Directors. We hereby consent to the inclusion of this opinion as an exhibit in the Registration Statement.

For purposes of rendering the opinion specified in this letter, we have relied upon representations, warranties and information provided to this law firm by officers and directors of the Company as to factual matters, and we have not attempted to verify independently the veracity of the representations, warranties and information provided to this law firm by those officers and directors. If any of these items is false or misleading in any material respect,the opinions specified in this letter cannot be relied upon. We express no opinion regarding any federal or state law not specified expressly in this letter. In particular, and without limiting the generality of the foregoing, we express no opinion regarding any secondary trading exemption pursuant to the laws of any individual or particular state, province or other jurisdiction.

Statutory provisions and interpretations thereof by the various administrative authorities and courts having jurisdiction of matters upon which the opinion specified in this letter is based are necessarily subject to change from time to time.

Specifically, the Shares were acquired by the selling security holder in one or more transactions contemplated by the provisions of Regulation S promulgated by the Securities and Exchange Commission. As a result, the Shares may not be offered and sold to any "U. S. Person", as that term is defined inRegulation S, or within the United States, until the earlier to occur of (i) the expiration of the one-year holding period mandated by the provisions of Regulation S, or (ii) the date on which the Registration Statement is declared effective by the Commission. Moreover, as the Company's securities may be offered and sold in jurisdictions other than the United States of America, the Company should contact and retain qualified securities counsel licensed to practice in each such jurisdiction, to assure compliance with the appropriate securities laws of such jurisdiction. The opinion specified in this letter is effective as of the date of this letter and is subject to change and qualification by reason of change of law or circumstances, lapse of time, and the occurrence of other events. We express no opinion as to rights, obligations, or other matters subsequent to the date of this letter. In the event of any inaccuracy or inconsistency regarding (i) the assumptions specified in this letter or (ii) any of the information furnished to this law firm, and which were relied upon by this law firm in rendering the opinion specified in this letter, the opinion

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specified in this letter may change.  We assume no  obligation  to inform you or any other person or entity subsequent to the date of this letter of any changes to the opinion specified in this letter. In the event we discover any information which would cause us to change the opinion specified in this letter or, alternatively, in the event any agency, tribunal, regulatory authority or court determines that the opinion specified in this letter is inconsistent with applicable law, this letter may be withdrawn by us at any time. Finally, we consent to the use of this opinion of counsel in the Registration Statement. Thank you.

Sincerely,

STEPP LAW GROUP

(signature, Thomas E. Stepp, Jr.)
By:  Thomas E. Stepp, Jr.
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